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                                                                    EXHIBIT 11.1


                                 UROLOGIX, INC.

                      COMPUTATION OF LOSS PER COMMON SHARE


                                            FOR THE YEAR ENDED JUNE 30,
                                     ----------------------------------------
                                         1994          1995          1996
                                     ------------  ------------  ------------
PRIMARY AND FULLY DILUTED:
Net Loss                             $(2,524,516)  $(5,426,747)  $(7,593,312)
                                     ===========   ===========   ===========

Weighted average common shares
  outstanding (1)                      2,861,726     5,211,928     5,507,073
Effect of cheap shares issued (2)        784,234       784,234       728,217
                                     -----------   -----------   -----------
                                       3,645,960     5,996,162     6,235,290
                                     ===========   ===========   ===========
Loss per common share                $     (0.69)  $     (0.91)  $     (1.22)
                                     ===========   ===========   ===========
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(1)  Includes effect of convertible preferred shares not included as cheap shares (see (2) below) as if converted to common shares at date of original issuance. All preferred shares were converted to common in conjunction with the Company's initial public offering (June 4, 1996).

(2)  All preferred shares issued and options granted from April 5, 1995 to April
     4, 1996 are included in the calculation for all periods presented.